EXHIBIT 10.2

FIRST AMENDMENT TO SUBLEASE
THIS FIRST AMENDMENT TO SUBLEASE (“First Amendment”) is entered into as of August 8, 2016 (the “First Amendment Effective Date”), by and between ORACLE AMERICA, INC., a Delaware corporation (“Sublandlord”) and CALLIDUS SOFTWARE INC., a Delaware corporation (“Subtenant”) with reference to the following facts:

A.	Sublandlord and Subtenant are parties to that certain Sublease dated as of

October 3, 2014 (the “Sublease”), pursuant to which Sublandlord leases to Subtenant space containing approximately 37,490 rentable square feet known as Suite 300 on the third (3rd) floor of the building located at 4140 Dublin Boulevard, Dublin, California (the “Building”), and approximately 37,474 rentable square feet known as Suite 400 and on the fourth (4th) floor of the Building, for a total of approximately 74,964 rentable square feet (the “Current Subleased Premises”). The Expiration Date of the Master Lease is May 31, 2022.

B.
Sublandlord and Subtenant agree that additional space containing approximately 33,680 rentable square feet known as Suites 100, 101, 110, 120 and 150 located on the first (1st) floor of the Building, as shown on Exhibit A attached hereto (the “First Amendment Expansion Space”) shall be added to and become a part of the Current Subleased Premises, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:
1.Expansion. Effective as of the date (the “First Amendment Expansion Date”) that is the later to occur of (x) January 1, 2017, (y) the date Sublandlord procures Landlord’s consent to this First Amendment, and (z) the date upon which Sublandlord delivers the First Amendment Expansion Space to Subtenant, the Current Subleased Premises is increased by the addition of the First Amendment Expansion Space, and from and after the First Amendment Expansion Date, the Current Subleased Premises and the First Amendment Expansion Space, collectively, containing approximately 108,644 rentable square feet shall be deemed the “Subleased Premises” under the Sublease. The term for the First Amendment Expansion Space (the “First Amendment Term”) shall commence on the First Amendment Expansion Date and end on the Expiration Date. The First Amendment Expansion Space is subject to all the terms and conditions of the Sublease except as expressly modified herein. Upon the determination of the First Amendment Expansion Date, Sublandlord and Subtenant will enter into a letter agreement in the form of Exhibit B attached hereto.
2.    Base Rent.
(a)    First Amendment Expansion Space Only. During the First Amendment Term, Tenant shall pay monthly Base Rent for the First Amendment Expansion Space as follows:

Period	Monthly Rate Per Rentable Square Foot	Monthly Rent
First Amendment Expansion Date - August 31, 2017	$2.12	$71,401.60*
September 1, 2017 - December 31, 2017	$2.12	$71,401.60
January 1, 2018 - December 31, 2018	$2.19	$73,759.20
January 1, 2019 - December 31, 2019	$2.25	$75,780.00
January 1, 2020 - December 31, 2020	$2.32	$78,137.60
January 1, 2021 - December 31, 2021	$2.39	$80,495.20
January 1, 2022 - May 15, 2022**	$2.46	$82,852.80
* Subject to abatement pursuant to Section 2(b) below.
** Subject to automatic extension through May 31, 2022 in the event Subtenant enters into a Direct Occupancy Agreement with Landlord pursuant to Section 2(b) of the Sublease.

Monthly Base Rent during the First Amendment Term shall be paid in accordance with the Sublease; provided, however, Subtenant shall pay Base Rent in the amount of $71,401.60 to Sublandlord upon execution of this First Amendment and delivery of this First Amendment to Sublandlord; said pre-paid Base Rent will be applied to the first (1st) month’s Base Rent due and payable hereunder following the First Amendment Abatement Period (defined below). Subtenant shall continue to pay monthly Base Rent for the Current Subleased Premises pursuant to the terms of the Sublease.
(b)    Abatement. Notwithstanding the provisions of Section 2(a) above, provided Subtenant is not in default under the Sublease (as amended hereby), the Base Rent payable by Subtenant for the First Amendment Expansion Space shall be abated for the period commencing on the First Amendment Expansion Date and ending on August 31, 2017 (the “First Amendment Abatement Period”). However, if, prior to the expiration of the First Amendment Abatement Period, Subtenant is in default under the Sublease (as amended hereby), following any applicable notice and cure periods, there shall be no further abatement of Base Rent pursuant to provisions of this Section 2(b).
3.    Subtenant’s Percentage Share. Effective as of the First Amendment Expansion Date, the term “Base Year” (as defined in Section 3(a)(4) of the Sublease) shall mean the calendar year 2015 with respect to Operating Costs for the Current Subleased Premises and calendar year 2017 with respect to Operating Costs for the First Amendment Expansion Space, and the term “Subtenant’s Percentage Share” (as defined in Section 3.2(a)(7) of the Sublease) shall mean 69% as to the Current Subleased Premises and 31% as to the First Amendment Expansion Space. Sublandlord and Subtenant hereby agree that to correct a scrivener’s error in the Sublease, the definition of “Subtenant’s Percentage Share” set forth in Section 3.2(a)(7) of the Sublease is hereby retroactively adjusted as of October 3, 2014 to mean 69% (i.e., 74,964/108,644). If such adjustment results in an underpayment of Operating Costs by Subtenant, Subtenant shall pay Sublandlord the amount of such underpayment within thirty (30) days after the determination thereof.
4.    Letter of Credit.
(a)    As of the First Amendment Effective Date, Sublandlord holds an Initial Letter of Credit in the amount of $1,106,468.64. Concurrent with the execution of this First Amendment, Subtenant shall deliver to Sublandlord a substitute letter of credit or an amendment to the Initial Letter of Credit, sufficient to increase the Letter of Credit Amount by $248,558.40 to $1,355,027.04. Such Replacement Letter of Credit shall comply with all of the provisions and requirements of Section 4 of the Sublease.
(b)    Section 4(h) of the Sublease is hereby deleted in its entirety and the replaced as follows:
Provided that Subtenant is not in default (beyond all applicable notice and cure periods) at the time of such request, the Letter of Credit Amount may be reduced as follows: (i) to Nine Hundred Eighty-Six Thousand Two Hundred Four AND 16/100 Dollars ($986,204.16), at any time after December 31, 2017; and (ii) to Five Hundred Thirty-Four Thousand Five Hundred Twenty-Eight AND 48/100 Dollars ($534,528.48), at any time after December 31, 2019. Any reduction in the Letter of Credit Amount shall be accomplished by Subtenant providing Sublandlord with a substitute letter of credit or amendment thereto in the reduced amount. In no event shall the Letter of Credit Amount be reduced below Five Hundred Thirty-Four Thousand Five Hundred Twenty-Eight AND 48/100 Dollars ($534,528.48) during the Term.
5.    Condition of First Amendment Expansion Space. Subtenant has inspected the First Amendment Expansion Space and agrees to accept the same as of the First Amendment Expansion Date “as is” without any agreements, representations, understandings or obligations on the part of Sublandlord to (i) perform any alterations, additions, repairs or improvements, (ii) fund or otherwise pay for any alterations, additions, repairs or improvements to the First Amendment Expansion Space, or (iii) grant Subtenant any free rent, concessions, credits or contributions of money with respect to the First Amendment Expansion Space; provided, however, that as reflected in Section 2(b) above, monthly Base Rent for the First Amendment Expansion Space shall be abated to the extent provided in Section 2(b) above.
6.    First Amendment Subtenant Improvements. Following Subtenant’s occupancy of the First Amendment Expansion Space, Subtenant desires to construct certain improvements within the First Amendment Expansion Space (the “First Amendment Subtenant Improvements”), which shall be carried out in accordance with this First Amendment, the Sublease, the applicable provisions of the Master Lease, and in accordance with the Work Agreement for First Amendment Subtenant Improvements (the “First Amendment Work Agreement”) attached hereto as Exhibit C. Sublandlord and Landlord will have the right to approve the plans and specifications for the First Amendment Subtenant Improvements, as well as any contractors whom Subtenant proposes to retain to perform such work, as more particularly set forth in the First Amendment Work Agreement. Prior to commencing the First Amendment Subtenant Improvements, Subtenant shall submit to Sublandlord and Landlord the Space Plan (as defined in the First Amendment Work Agreement). Subtenant acknowledges that should Landlord require that some or all of the First Amendment Subtenant Improvements be removed from the First Amendment Expansion Space at the expiration or earlier termination of the Sublease, Subtenant shall, at its sole cost and expense, remove the First Amendment Subtenant Improvements as required by Landlord and surrender the First Amendment Expansion Space and the Current Subleased Premises in accordance with the terms of the Sublease and the Master Lease.
7.    First Amendment Expansion Space Furniture.
(a)    Excess Furniture. Within fifteen (15) business days after the First Amendment Expansion Date, Subtenant shall provide Sublandlord with written notice (the “First Amendment Furniture Notice”) of any furniture and equipment currently in the First Amendment Expansion Space that Subtenant will desire to have removed therefrom (the “First Amendment Excess Furniture”). Sublandlord shall remove the First Amendment Excess Furniture from the First Amendment Expansion Space within thirty (30) days after the receipt of the First Amendment Furniture Notice. Subtenant’s failure to timely deliver the First Amendment Furniture Notice shall be deemed an election by Subtenant not to have any furniture or equipment removed from the First Amendment Expansion Space.
(b)    Use of Furniture. With the exception of the First Amendment Excess Furniture, if any, during the First Amendment Term, at no charge to Subtenant, Subtenant shall be permitted to use the remaining existing modular and office furniture located in the First Amendment Expansion Space and described in more particular detail in Exhibit D attached hereto, as well as all equipment and associated data cabling existing in the First Amendment Expansion Space (the “First Amendment Furniture”). The First Amendment Furniture shall be considered part of the “Furniture” as such term is defined in Section 18.2 of the Sublease. Subtenant shall accept the First Amendment Furniture in its current condition without any warranty of fitness from Sublandlord (Subtenant expressly acknowledges that no warranty is made by Sublandlord with respect to the condition of any cabling currently located in or serving the First Amendment Expansion Space or with respect to the fitness of such cabling for Subtenant’s intend use thereof). For purposes of documenting the current condition of the First Amendment Furniture, Subtenant and Sublandlord shall, within ten (10) business days after Sublandlord’s receipt of the First Amendment Furniture Notice, conduct a joint walk-through of the First Amendment Expansion Space in order to inventory items of damage or disrepair. Subtenant shall use the First Amendment Furniture in accordance with Section 18.2 of the Sublease.
(c)    Transfer of Furniture to Subtenant. On the Furniture Transfer Date, the First Amendment Furniture shall be automatically transferred to Subtenant as part of the Furniture in accordance with Section 18.3 of the Sublease.
8.    Parking. Subject to the terms of the Master Lease and Landlord’s consent, during the First Amendment Term, Subtenant shall be permitted to use an additional 128 of the total parking spaces allocated to Sublandlord in the Master Lease.
9.    Signage. Subtenant, subject to and upon procurement of Landlord’s consent, shall have the right to install signage identifying Subtenant at the entrance to the First Amendment Expansion Space and in the Building’s lobby directory. Subtenant’s rights to install signage as set forth in this Section 9 shall at all times be subject to the Sublease and the Master Lease.
10.    Miscellaneous.
(a)    This First Amendment and the attached exhibits, which are hereby incorporated into and made a part of this First Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.
(b)    Except as herein modified or amended, the provisions, conditions and terms of the Sublease shall remain unchanged and in full force and effect.
(c)    In the case of any inconsistency between the provisions of the Sublease and this First Amendment, the provisions of this First Amendment shall govern and control.
(d)    Submission of this First Amendment by Sublandlord is not an offer to enter into this First Amendment but rather is a solicitation for such an offer by Subtenant. Sublandlord shall not be bound by this First Amendment until Sublandlord has executed and delivered the same to Subtenant.
(e)    The capitalized terms used in this First Amendment shall have the same definitions as set forth in the Sublease to the extent that such capitalized terms are defined therein and not redefined in this First Amendment.
(f)    Subtenant represents that it has dealt directly with and only with Cushman & Wakefield (“Subtenant’s Broker”), as a broker in connection with this First Amendment. Sublandlord represents that it has dealt directly with and only with Colliers International (“Sublandlord’s Broker”), as a broker in connection with this First Amendment. Sublandlord and Subtenant shall indemnify and hold each other harmless from all claims of any brokers other than Subtenant’s Broker and Sublandlord’s Broker claiming to have represented Sublandlord or Subtenant in connection with this First Amendment. Subtenant and Sublandlord agree that Subtenant’s Broker and Sublandlord’s Broker shall be paid commissions by Sublandlord in connection with this First Amendment pursuant to a separate agreement.
(g)    Each signatory of this First Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
(h)    Subtenant represents and warrants to Sublandlord that Subtenant is currently in compliance with and shall at all times through and including the Expiration Date, remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
(i)    This First Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This First Amendment may be executed in so-called “pdf” format and each party has the right to rely upon a pdf counterpart of this First Amendment signed by the other party to the same extent as if such party had received an original counterpart.
[SIGNATURES ARE ON FOLLOWING PAGE]
IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this First Amendment as of the First Amendment Effective Date.
SUBLANDLORD:

ORACLE AMERICA, INC.,
a Delaware corporation

By:    /s/ Michael R. Bangs
Print Name:    Michael R. Bangs
Its:    VP, HQ Real Estate & Facilities

SUBTENANT:

CALLIDUS SOFTWARE INC.,
a Delaware corporation

By:    /s/ Bob L. Corey
Print Name:    Bob L. Corey
Its:    EVP, Chief Financial Officer

EXHIBIT A
FIRST AMENDMENT EXPANSION SPACE

EXHIBIT B
LETTER AGREEMENT

Date	______________________

Subtenant	Callidus Software Inc.

Address	______________________
______________________
______________________

Re:
Letter Agreement with respect to that certain First Amendment to Sublease dated as of __________, 2016, by and between ORACLE AMERICA, INC., a Delaware corporation, as Sublandlord, and CALLIDUS SOFTWARE INC., a Delaware corporation, doing business as CallidusCloud, as Subtenant, for expansion into 33,680 rentable square feet on the first (1st) floor of the Building located at 4140 Dublin Boulevard, Dublin, California.

Dear    __________________:
In accordance with the terms and conditions of the above referenced First Amendment to Sublease, Subtenant accepts possession of the First Amendment Expansion Space and agrees:
1.    The First Amendment Expansion Date is ________________________;
2.    The First Amendment Abatement Period is the period commencing as of the First Amendment Expansion Date and expiring as of August 31, 2017;
3.    The Expiration Date is May 15, 2022, subject to extension pursuant to Section 2(b) of the Sublease.
Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this letter agreement in the space provided and returning 2 fully executed counterparts to my attention.
Sincerely,
___________________________________
Sublandlord Authorized Signatory
Agreed and Accepted:

Subtenant:	Callidus Software Inc.

By:	[EXHIBIT - - DO NOT SIGN]

Name:	__________________________

Title:	__________________________

Date:	__________________________

EXHIBIT C
WORK AGREEMENT FOR FIRST AMENDMENT SUBTENANT IMPROVEMENTS

THIS FIRST AMENDMENT WORK AGREEMENT (“Work Agreement”) supplements the First Amendment to Sublease (the “First Amendment”) executed concurrently herewith by and between ORACLE AMERICA, INC., a Delaware corporation, as Sublandlord, and CALLIDUS SOFTWARE INC., a Delaware corporation, as Subtenant. All capitalized terms not defined herein shall have the same meanings as set forth in the First Amendment, the Sublease or the Master Lease, as context should provide.

The installation and construction of the First Amendment Subtenant Improvements (as defined below) contemplated by this Work Agreement shall be subject to Landlord’s and Sublandlord’s prior written approval and performed in accordance with the Master Lease and the Sublease, as context should provide.

1.No Sublandlord Work. Sublandlord shall deliver the First Amendment Expansion Space to Subtenant on the First Amendment Expansion Date in its current “AS-IS” condition pursuant to Section 5 of the First Amendment. Neither Landlord nor Sublandlord shall be required to construct any of the First Amendment Subtenant Improvements or any other improvements in the First Amendment Expansion Space.
2.    Improvements. All improvements necessary to prepare the First Amendment Expansion Space for Subtenant’s occupancy and use (the “First Amendment Subtenant Improvements”) shall be performed by Subtenant, and Subtenant shall be solely responsible for all costs of constructing the First Amendment Subtenant Improvements of every nature and kind (the “Subtenant Improvement Costs”). The term “Subtenant Improvement Costs” shall include each and every cost of designing, constructing, engineering, permitting and approving the First Amendment Subtenant Improvements which shall include, but not be limited to, the following: (i) all payments to the Contractor for materials, labor, overhead, etc., for the construction of the First Amendment Subtenant Improvements; (ii) all payments to the Engineers and Architects to design the First Amendment Subtenant Improvements; (iii) approval costs; (iv) taxes, fees, charges, and levies by any governmental agency for permits, inspections or approvals of the First Amendment Subtenant Improvements; (v) utilities incurred in the course of the construction of the First Amendment Subtenant Improvements; (vi) premiums for all insurance to be carried by Subtenant under this Work Agreement; and (vii) any and all costs incurred to comply with laws related to the First Amendment Expansion Space; (viii) costs of sprinkler, electrical, HVAC and ADA compliance with laws and distribution to meet Subtenant’s Approved Working Drawings; (ix) all costs incurred interior to the First Amendment Expansion Space for life-safety compliance, and (x) the cost of Subtenant’s signage, security systems, relocation, cabling, fixtures, furniture and equipment.
3.    Plans and Specifications.
3.1    Preliminary Plans. Prior to the commencement of the installation and construction of the First Amendment Subtenant Improvements, Subtenant shall submit to Landlord and Sublandlord for their approval the plans and specification for the First Amendment Subtenant Improvements, as well as a list of all contractors whom Subtenant proposes to retain to perform such work (the “Space Plan”). Subtenant shall have the right to access the First Amendment Expansion Space prior to the First Amendment Expansion Date solely to prepare the Space Plan, allow subcontractors to bid on the work, and obtain all permits necessary to perform the First Amendment Subtenant Improvements. All of Subtenant’s contractors, subcontractors, engineers, consultants, architects and any other person or party entering into the First Amendment Expansion Space on behalf of Subtenant prior to the First Amendment Expansion Date for the purposes set forth in this Section must carry employer’s liability and worker’s compensation insurance covering all of their respective employees, and shall also carry commercial general liability insurance covering personal and bodily injury and property damage. Subtenant shall indemnify, defend, protect and hold Sublandlord harmless (a) from and against any loss, cost, damage or liability (including attorneys’ fees) of any kind or nature arising out of, by reason of, or resulting from, Subtenant’s entry into the First Amendment Expansion Space prior to the First Amendment Expansion Date, and (b) in the event Landlord objects to Subtenant’s entry into the First Amendment Expansion Space prior to the First Amendment Expansion Date, any claims made by Landlord against Sublandlord in connection with such entry by Subtenant and Subtenant shall have no further right to such entry until Landlord provides its Consent to the First Amendment. Subtenant shall coordinate such entry with Sublandlord. For the avoidance of doubt, Subtenant shall not take possession of or have the right to control physical use of the First Amendment Expansion Space until the First Amendment Expansion Date, unless otherwise agreed by the parties.
3.2    Final Space Plan. Prior to the commencement of the installation and construction of the First Amendment Subtenant Improvements, Landlord, Sublandlord and Subtenant shall approve the final Space Plan for the First Amendment Subtenant Improvements (the “Final Space Plan”). The Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Sublandlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Sublandlord’s and Landlord’s review and approval of the Final Space Plan is not a representation that such proposed First Amendment Subtenant Improvements: (i) can be accommodated by the First Amendment Expansion Space; (ii) comply with laws; or (iii) can be constructed for any certain price.
3.3    Final Working Drawings. Subtenant shall obtain from Sublandlord or Landlord and supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the First Amendment Expansion Space, to enable the Engineers and the Architect to complete the Final Working Drawings (as that term is defined below) in the manner as set forth below. Subtenant shall cause the approved Final Space Plan to be converted by the Architect and the Engineers to complete architectural and engineering drawings for the First Amendment Expansion Space, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Sublandlord and Landlord for their approval. Subtenant shall supply Sublandlord and Landlord with four (4) copies each signed by Subtenant of such Final Working Drawings. Sublandlord and Landlord shall each advise Subtenant within three (3) business days after receipt of the Final Working Drawings for the First Amendment Expansion Space, or at a reasonably time thereafter, if the same is unsatisfactory or incomplete in any respect. If Subtenant is so advised, Subtenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Sublandlord and/or Landlord in connection therewith.
3.4        Sublandlord and Subtenant acknowledge that the Final Space Plan may not depict certain structural elements of the Building and/or various elements of the Building systems which may result in material modifications to the Final Working Drawings (“Space Plan Modifications”). Furthermore, the Final Space Plan for the construction of the First Amendment Subtenant Improvements may require modification to account for the requirements of building codes and other legal requirements of applicable governmental entities, including, but not limited to, Title 24 and the Americans with Disabilities Act (collectively the “Building Codes”). The Final Working Drawings shall materially conform to the Final Space Plan, taking into account (i) Space Plan Modifications, (ii) the requirements of the Building Codes, (iii) other modifications resulting from physical constraints of the First Amendment Expansion Space and (iv) modifications requested by Subtenant and consented to by Sublandlord and Landlord, which consent Sublandlord shall not unreasonably withhold. Subtenant agrees that, in addition to other factors and considerations Sublandlord and Landlord, as applicable, may take into account, it shall not be unreasonable for Sublandlord or Landlord to withhold their consent to any matters set forth in the Final Working Drawings and not contained in the Final Space Plan, (a) if such requested modifications would not comply with the Building Codes or any laws, (b) if such requested modifications would not increase the value of the First Amendment Subtenant Improvements, or (c) if such requested modifications would increase the burden on the Building systems, either during construction or after completion of same.
3.5    Approved Working Drawings. The Final Working Drawings shall be submitted for approval to Sublandlord and Landlord prior to the commencement of construction of the First Amendment Subtenant Improvements by Subtenant. Subtenant may simultaneously submit the same to the City of Dublin for all applicable building permits. The term “Approved Working Drawings” shall mean Final Working Drawings that have been approved in writing by Sublandlord and Landlord. Notwithstanding anything to the contrary in the Sublease, Subtenant shall not commence work on the First Amendment Subtenant Improvements until Subtenant has obtained Sublandlord’s and Landlord’s written approval of the Final Working Drawings. Subtenant hereby agrees that neither Sublandlord nor Landlord, nor any of their respective consultants shall be responsible for obtaining any building permit or certificate of occupancy for the First Amendment Expansion Space and that obtaining the same shall be Subtenant’s responsibility; provided, however, that Sublandlord shall cooperate with Subtenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Subtenant to obtain any such permit or certificate of occupancy and shall use its good faith, commercially reasonable efforts to obtain Landlord’s cooperation, if necessary. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Sublandlord and Landlord, which consent Sublandlord may not unreasonably withhold, except that Subtenant agrees that it shall be reasonable for Sublandlord and Landlord to withhold their consent if the any of the items set forth in sections (a) through (c) of Section 3.4 are applicable.
4.    Contractors.
4.1    The general contractor selected by Subtenant (the “Contractor”) shall be subject to the approval of Sublandlord and Landlord, which approval Sublandlord shall not unreasonably withhold. Subtenant’s Contractor shall employ engineers and subcontractors that are licensed and insured to perform all structural, mechanical, electrical, life-safety and plumbing work in the First Amendment Expansion Space, all of whom are subject to the approval of Sublandlord and Landlord, which approval Sublandlord shall not unreasonably withhold. Subtenant shall pay all costs incurred directly or indirectly by reason of Subtenant’s selection of a Contractor, including, without limitation, any costs for supervision and inspection of the construction of the First Amendment Subtenant Improvements required by Sublandlord or Landlord. The form of construction contract entered into by Subtenant with its general contractor shall be subject to the reasonable approval of Sublandlord and Landlord, which approval Sublandlord shall not unreasonably withhold, and shall be no less favorable than an AIA form of construction contract. Furthermore, all architects and engineers selected by Subtenant (the “Engineers” and “Architects”, respectively) shall be subject to the approval of Sublandlord and Landlord, which approval Sublandlord shall not unreasonably withhold. With respect to the construction of any First Amendment Subtenant Improvements which tie into Building or Master Lease Premises systems: (i) Subtenant shall provide Sublandlord and Landlord with written notice of all such work, and afford Sublandlord and Landlord a reasonable opportunity to inspect such work; (ii) Sublandlord and Landlord shall be entitled to approve of the Contractor, which approval Sublandlord shall not unreasonably withhold, and recommend contractors which each are familiar with, and who are familiar with the Master Lease Premises and the Building; and (iii) Subtenant shall solely be liable and responsible for any system damage to the Master Lease Premises or the Building, and interruptions of any Building services or utilities to all tenants who are adversely impacted.
4.2    All persons employed by Subtenant shall be subject to Sublandlord’s and Landlord’s policies, rules, regulations, schedules and administrative control and shall conduct their work in such a way as not to hinder, cause any disharmony with or delay any work or other improvements in the Master Lease Premises and/or the Building. Subtenant shall cause its suppliers and contractors to engage only labor that is harmonious and compatible with other labor working in the Master Lease Premises and the Building. In the event of any labor disturbance caused by persons employed by Subtenant or Subtenant’s contractor, Subtenant shall immediately take all actions necessary to eliminate such disturbance. If at any time any supplier, contractor, workman or mechanic performing Subtenant’s work hinders or delays any other work of improvement in the Building or the Master Lease Premises, or performs any work which may or does impair the quality, integrity or performance of any portion of the Building (including the Master Lease Premises), Subtenant shall cause any such supplier, contractor, workman or mechanic to leave the Building and remove all tools, equipment and materials immediately upon written notice delivered to Subtenant, and Subtenant shall reimburse Sublandlord or Landlord, as applicable, for any repairs or corrections resulting from the work of any supplier, contractor, workman or mechanic performing any work in the First Amendment Expansion Space. Subtenant and its contractors shall strictly comply with the Conditions for Construction as set forth in the Master Lease.
4.3    Subtenant hereby acknowledges that Landlord may require Subtenant to fulfill certain union/construction labor conditions in connection with the First Amendment Subtenant Improvements. Accordingly, if at the time Landlord approves the plans and specifications for the First Amendment Subtenant Improvements or consents to the First Amendment, Landlord does require Subtenant to fulfill such union/construction labor conditions, then, in addition to any other conditions contained herein with respect to Subtenant making any First Amendment Subtenant Improvements, Subtenant shall (a) deliver to Sublandlord and Landlord evidence satisfactory to Sublandlord and Landlord that Subtenant shall cause the construction of the First Amendment Subtenant Improvements (the “Construction Activities”) to be performed by contractors who shall employ craft workers who are members of unions that are affiliated with The Building and Construction Trades Department, AFL-CIO (“Union Labor”), and such work shall conform to traditional craft jurisdictions as established in the area (the “Construction Labor Covenant”), (b) include the Construction Labor Covenant in each of its contracts for the Construction Activities, (c) provide such evidence as Sublandlord and Landlord may require, from time to time during the course of the Construction Activities, that the Construction Labor Covenant is being fully and faithfully observed and Subtenant shall include the obligation to provide such evidence in each contract entered into by Subtenant for the Construction Activities, and (d) incorporate the foregoing requirements in any sub-sublease, license, or occupancy agreement relating to all or any part of the First Amendment Expansion Space. Subtenant shall require that all contractors and subcontractors, of whatever tier, performing Construction Activities agree to submit all construction jurisdictional disputes (i.e., disputes about which union is the appropriate union to perform a given contract) to final and binding arbitration through the procedures of the jointly administered “Plan for the Settlement of Jurisdictional Disputes in the Construction Industry,” a dispute resolution plan established and administered by The Building and Construction Trades Department, AFL-CIO, and various construction industry employer associations. If a resolution to a construction-related jurisdictional dispute cannot be obtained through The Building and Construction Trades Department, AFL-CIO, contractors and subcontractors, of whatever tier, shall agree to submit all such disputes to final and binding arbitration procedures to be administered by the American Arbitration Association (“AAA”) and in conformity with AAA’s Commercial Arbitration Rules, Expedited Procedures, with an arbitrator who is an experienced labor arbitrator and is a member of the National Academy of Arbitration. For the avoidance of doubt, Subtenant shall only be required to fulfill the foregoing union/construction labor conditions if required by Landlord and Sublandlord hereby agrees that the conditions set forth in this Section 4.3 are not a requirement to be imposed on Subtenant by Sublandlord in connection with the First Amendment Subtenant Improvements.
5.    Prior to Commencement of Construction.     Prior to the commencement of construction of the First Amendment Subtenant Improvements, Subtenant shall submit to Sublandlord and to Landlord the following:
5.1    All Permits and governmental approvals required to commence construction of the First Amendment Subtenant Improvements, including but not limited to approved building permits. Notwithstanding the proceeding sentence, with the prior written consent of Landlord, and provided Subtenant has submitted Final Working Drawings to the City of Dublin prior to construction (and obtained Sublandlord’s and Landlord’s approval of such Final Working Drawings), Subtenant may commence construction strictly in accordance with the City of Dublin permit application conditions. Subtenant shall be responsible for any and all modifications or changes to work performed while its permit application is pending if the City of Dublin requires changes to the Final Working Drawings in order to issue approved building permits. Subtenant shall indemnify, defend and hold harmless Sublandlord and Landlord from and against any and all claims, liabilities, causes of actions, fines or judgments in any way related to Subtenant commencing construction of the First Amendment Subtenant Improvements prior to receiving formal unconditional approval and building permits from the City of Dublin.
5.2    Certification of the date on which construction of the First Amendment Subtenant Improvements will commence, the estimated date of completion of the First Amendment Subtenant Improvements and the construction schedule provided by the general contractor.
5.3    Evidence of the insurance, in a form acceptable to Sublandlord and Landlord, required pursuant to the Conditions for Construction, and this Work Agreement.
5.4    Funding commitments or evidence of other satisfactory financial arrangements to pay for construction of the First Amendment Subtenant Improvements.
6.    Construction of Improvements. All work performed shall comply with all applicable ordinances, codes and regulations and shall be performed in a good and workmanlike manner. Subtenant shall deliver copies to Sublandlord and Landlord of all permits and all periodic governmental inspection reports with respect to the First Amendment Subtenant Improvements promptly after receipt thereof by Subtenant or Subtenant’s contractor. Sublandlord and Landlord should be notified in advance of requested inspections and may attend inspections to observe on behalf of the Building or the Master Lease Premises. At all times during construction of the First Amendment Subtenant Improvements, Sublandlord and Landlord, and each of their respective employees and agents shall have the right to enter the First Amendment Expansion Space to inspect the work. No inspection or approval by Sublandlord and Landlord of any such work shall constitute an endorsement thereof with any governmental ordinances, codes or regulations, and Subtenant shall be fully responsible and liable therefor. Subtenant shall reimburse Sublandlord and Landlord, as applicable, for any repairs or corrections of any portion of the Building or the Master Lease Premises caused by any contractor, subcontractor, supplier, workman or mechanic performing any work in the First Amendment Expansion Space. Upon completion of the construction of the First Amendment Subtenant Improvements, Subtenant shall provide Sublandlord and Landlord with marked copies of the construction drawings indicating to the extent possible the actual First Amendment Subtenant Improvements in the First Amendment Expansion Space, a certificate of occupancy and the results of any inspections and/or approvals given or required by any governmental agency. Subtenant’s and Subtenant’s agent’s construction of the First Amendment Subtenant Improvements shall comply with the following: (i) the First Amendment Subtenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Subtenant’s agents shall submit schedules of all work relating to the First Amendment Subtenant Improvements to the general contractor and the general contractor shall, within five (5) business days of receipt thereof, inform Subtenant’s agents of any changes which are necessary thereto, and Subtenant’s agents shall adhere to such corrected schedule; (iii) Subtenant shall abide by all rules made by Sublandlord, Landlord and/or the Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, or of Sublandlord or Landlord, and any other matter in connection with this Work Agreement, including, without limitation, the construction of the First Amendment Subtenant Improvements; and (iv) Subtenant and its agents and contractors shall strictly comply with the Conditions for Construction. Subtenant shall pay to Landlord any and all fees assessed by Landlord relating to the supervision and/or coordination of the construction of the First Amendment Subtenant Improvements coordination. Sublandlord shall not charge Subtenant any supervision or coordinate fees in connection with the First Amendment Subtenant Improvements.
7.    Indemnity/Insurance. Subtenant’s indemnity of Sublandlord as set forth in the Sublease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Subtenant or Subtenant’s agents, or anyone directly or indirectly employed by any of them in the construction or design of the First Amendment Subtenant Improvements, or in connection with Subtenant’s non-payment of any amount arising out of the First Amendment Subtenant Improvements. Contractor(s) shall maintain all insurance specified in the Conditions for Construction. Subtenant shall maintain builders risk insurance on the First Amendment Subtenant Improvements, with coverage in the amount of the replacement cost of the First Amendment Subtenant Improvements, and shall be in a form and with deductibles reasonably acceptable to Sublandlord. In the event the Building or First Amendment Expansion Space are damaged or destroyed, Subtenant shall use all available insurance proceeds to rebuild the First Amendment Subtenant Improvements, unless either of the parties terminates the Sublease pursuant to the termination provisions set forth therein.
8.    Contractor Warranties. Each of Subtenant’s agents shall guarantee to Subtenant and for the benefit of Sublandlord and Landlord that the portion of the First Amendment Subtenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Subtenant’s agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) December 1, 2017. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the First Amendment Subtenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the First Amendment Subtenant Improvements shall be contained in the contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of Landlord, Sublandlord and Subtenant, as their respective interests may appear, and can be directly enforced by either. Subtenant covenants to give to Sublandlord and Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.
9.    Subtenant’s Representative. Subtenant has designated Bob Corey and Chris Beasley as its representatives with respect to the matters set forth in this Work Agreement, who shall have full authority and responsibility to act on behalf of Subtenant as required in this Work Agreement.
10.    Sublandlord’s Representative. Sublandlord has designated Tim Roche, as its sole representative with respect to the matters set forth in this Work Agreement, who, until further notice to Subtenant, shall have full authority and responsibility to act on behalf of Sublandlord as required in this Work Agreement.
11.    Time of the Essence in This Work Agreement. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Sublandlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Sublandlord.
12.    Inspections. Sublandlord shall have the right to inspect the First Amendment Subtenant Improvements upon at least one (1) day prior written notice, provided however, that except as otherwise set forth in the Sublease, Sublandlord’s failure to inspect the First Amendment Subtenant Improvements shall in no event constitute a waiver of any of Sublandlord’s rights hereunder nor shall Sublandlord’s inspection of the First Amendment Subtenant Improvements constitute Sublandlord’s approval of the same. Should Sublandlord disapprove any portion of the First Amendment Subtenant Improvements, Sublandlord shall notify Subtenant in writing of such disapproval and shall specify the items. Any defects or deviations in, and/or disapproval by Sublandlord of, the First Amendment Subtenant Improvements shall be addressed by Subtenant at no expense to Sublandlord, provided however, that in the event Sublandlord determines that a defect, deviation or exists in connection with any portion of the First Amendment Subtenant Improvements and such defect, deviation or might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Master Lease Premises or the Building, the structure or exterior appearance of the same or any other tenant’s use of such other tenant’s leased premises, Sublandlord may, after notice and cure periods (if any) take such action as Sublandlord deems necessary, at Subtenant’s expense and without incurring any liability on Sublandlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the First Amendment Subtenant Improvements until such time as the defect, deviation and/or matter is corrected to Sublandlord’s satisfaction. For the avoidance of doubt, Landlord shall have the same rights given to Sublandlord in this Section 12.
13.    Force Majeure. This Work Letter and the obligations and rights of the parties hereunder are expressly subject to the force majeure provisions of the Master Lease.

EXHIBIT D
FIRST AMENDMENT FURNITURE INVENTORY